UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2005

Tyson Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-14704

(Commission File Number)

71-0225165

(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999

(479) 290-4000

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Not applicable

(Former name, former address and former fiscal year, if applicable)

___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On August 1, 2005, Tyson Foods, Inc. (the “Company”) issued a press release announcing its unaudited results of operations for the third quarter ending July 2, 2005. The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

The Company’s conference call relating to the press release includes certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings per share and other GAAP measures of operating performance that exclude or include the effect of the closings of selected operations, dispositions of assets or investments, BSE-related charges, litigation settlements and other similar events. The Company’s management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company’s operations. Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 2.02 and 9.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release, dated August 1, 2005, announcing the unaudited results of operations of Tyson Foods, Inc. for its third quarter ended July 2, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: August 1, 2005	By:	/s/ Dennis Leatherby

	Name:	Dennis Leatherby
	Title:	Senior Vice President, Finance and Treasurer and
Interim Chief Financial Officer

Tyson Foods, Inc.

Current Report On Form 8-K

Dated August 1, 2005

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated August 1, 2005, announcing the unaudited results of operations of Tyson Foods, Inc. for its third quarter ended July 2, 2005.

EXHIBIT 99.1

Media Contact: Gary Mickelson, 479-290-6111

Investor Contact: Louis Gottsponer, 479-290-4826

TYSON REPORTS THIRD QUARTER AND

NINE MONTHS RESULTS

•	Strong Chicken performance, resulting in a third quarter operating margin of 9.5%
•	Third quarter cash flow from operations increased by $219 million
•	Exceeded fiscal 2005 debt-to-capital goal of 40%, by reaching 39% at July 2, 2005

Springdale, Arkansas – August 1, 2005 - Tyson Foods, Inc. (NYSE: TSN), today reported $0.36 diluted earnings per share for the third fiscal quarter ended July 2, 2005, compared to $0.45 diluted earnings per share in the same quarter last year. Third quarter 2005 sales were $6.7 billion compared to $6.6 billion for the same period last year. Operating income was $263 million compared to $323 million and net income was $131 million compared to $161 million for the same period last year.

Pretax earnings for the third quarter of fiscal 2005 included $33 million of costs related to a legal settlement involving the Company’s live swine operations, as well as $10 million of costs related to poultry plant closings resulting from the on-going effort to increase the production of value-added products and enhance operating efficiencies. The combined effect of these items decreased diluted earnings per share by $0.08.

Diluted earnings per share for the first nine months of fiscal 2005 were $0.71 compared to $0.94 in the same period last year. Sales for the first nine months of fiscal 2005 were $19.5 billion compared to $19.3 billion for the same period last year. Operating income for the first nine months of fiscal 2005 was $575 million compared to $747 million and net income was $255 million compared to $337 million for the same period last year.

Pretax earnings for the first nine months of fiscal 2005 included $33 million of costs related to a legal settlement involving the Company’s live swine operations, $15 million of costs related to poultry and prepared foods plant closings, $12 million received in connection with vitamin antitrust litigation and a gain of $8 million from the sale of the Company’s remaining interest in Specialty Brands, Inc. The combined effect of these items decreased diluted earnings per share by $0.05.

Pretax earnings for the first nine months of fiscal 2004 included $40 million of costs related to poultry and prepared foods plant closings, and $61 million of costs of BSE-related charges. The combined effect of these items decreased diluted earnings per share by $0.18.

John Tyson, chairman and CEO, said, “The Chicken segment performed well, and Beef and Prepared Foods improved compared to the first half of the year, but our Pork results were disappointing. We continued to generate strong cash flow which enabled us to achieve our debt to capital goal one quarter earlier than expected. Our value-added product mix continues to grow and we expect it to reach 40% by the end of our fiscal year. We made progress on our effort to improve our operating efficiencies. However, we also expect the fourth quarter to be more challenging.”

TYSON FOODS, INC.

News Release

August 1, 2005

Outlook

Based upon the Company’s outlook for fiscal year 2005, including its view of all the various markets, as well as to reflect the $0.08 in charges incurred during the third quarter, the Company now estimates its fiscal 2005 GAAP diluted earnings per share to be in the range of $0.95 to $1.05.

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended July 2, 2005, and June 26, 2004)
	Third Quarter				Nine Months
				Avg. Sales				Avg. Sales
	Sales	Sales	Volume	Price	Sales	Sales	Volume	Price
	2005	2004	Change	Change	2005	2004	Change	Change
Chicken	$2,085	$2,111	1.4%	(2.5)%	$6,207	$6,054	0.7%	1.8%
Beef	3,102	2,973	2.3%	2.0%	8,671	8,803	0.5%	(2.0)%
Pork	811	828	(2.3)%	0.2%	2,484	2,296	(3.0)%	11.6%
Prepared Foods	696	707	(4.2)%	2.8%	2,119	2,097	(4.9)%	6.2%
Other	14	15	n/a	n/a	38	42	n/a	n/a
Total	$6,708	$6,634	0.7%	0.4%	$19,519	$19,292	(0.4)%	1.6%

Operating Income (Loss)
(for the third quarter and nine months ended July 2, 2005, and June 26, 2004)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2005	2004	2005	2004	2005	2004	2005	2004
Chicken	$198	$145	9.5%	6.9%	$445	$450	7.2%	7.4%
Beef	36	118	1.2%	4.0%	1	87	0.0%	1.0%
Pork	(19)	34	(2.3)%	4.1%	15	117	0.6%	5.1%
Prepared Foods	28	7	4.0%	1.0%	60	33	2.8%	1.6%
Other	20	19	n/a	n/a	54	60	n/a	n/a
Total	$263	$323	3.9%	4.9%	$575	$747	2.9%	3.9%

TYSON FOODS, INC.

News Release

August 1, 2005

Chicken (31.1% of Net Sales, 75.3% of Total Operating Income – 3rd Quarter 2005)

(31.8% of Net Sales, 77.4% of Total Operating Income – Nine Months 2005)
• Operating margin for the third quarter of fiscal 2005 was 10.0% excluding plant closing related accruals.

Chicken segment operating income for the third quarter fiscal 2005 increased $62 million excluding plant closing related accruals of $10 million recorded in the third quarter of fiscal 2005, and $1 million recorded in the third quarter of fiscal 2004. Operating margin for the third quarter of fiscal 2005 was 10.0% excluding those plant closing related accruals. Operating income for the third quarter was positively impacted by decreased grain costs of $113 million as compared to the same period last year. However, the current period benefits from decreased grain costs were partially offset by the effect of the Company realizing a gain of $5 million in the third quarter of fiscal 2005 as compared to a gain of $44 million in the third quarter of fiscal 2004 from the Company’s commodity risk management activities related to grain purchases.

Chicken segment volume increased by 1.4% and 0.7% in the third quarter and nine months of fiscal 2005, respectively, compared to the same periods last year. Sales decreased by 1.2% and increased by 2.5% in the third quarter and nine months of fiscal 2005, respectively, compared to the same periods last year. Sales decreased in the third quarter of fiscal 2005 primarily due to lower average sales prices, partially offset by an increase in sales volumes. Sales for the nine months of fiscal 2005 increased primarily due to an increase in average sales prices, as well as a slight increase in sales volumes.

Operating income for the nine months of fiscal 2005 decreased $6 million excluding plant closing related accruals of $12 million recorded in fiscal 2005 and $13 million recorded in fiscal 2004. Operating income for the nine months of fiscal 2005 was positively impacted by decreased grain costs of $197 million as compared to the same period last year. However, the current year benefits from decreased grain costs were partially offset by the effect of the Company realizing a loss of $28 million in the fiscal 2005 as compared to a gain of $147 million in fiscal 2004 from the Company’s commodity risk management activities related to grain purchases. Additionally, operating income was negatively impacted by higher energy costs.

Beef (46.2% of Net Sales, 13.7% of Total Operating Income – 3rd Quarter 2005)

(44.4% of Net Sales, 0.2% of Total Operating Income – Nine Months 2005)
•	Increased volumes and higher sales prices resulted in sales increases which were more than offset by higher live costs and lower plant utilization levels.

Beef segment volume increased by 2.3% and 0.5% in the third quarter and nine months of fiscal 2005, respectively, compared to the same periods last year. Beef segment sales increased by 4.3% and decreased by 1.5% in the third quarter and nine months of fiscal 2005, respectively, compared to the same periods last year. Sales increased in the third quarter of fiscal 2005 primarily due to higher average sales prices and increased sales volumes. Sales decreases in the nine months of fiscal 2005 primarily resulted from BSE-related import and export restrictions that were in effect for the entire nine months of fiscal 2005, while the same restrictions began in the latter part of the first quarter of fiscal 2004. Those restrictions led to lower international sales volumes and lower average sales prices due to the mix of products allowed for export.

Beef segment operating income decreased by $82 million and $86 million in the third quarter and nine months of fiscal 2005, respectively, as compared to the same periods last year. Excluding $10 million received in connection with vitamin antitrust litigation in the nine months of fiscal 2005 and BSE-related charges of $61 million recorded in the nine months of fiscal 2004, operating income decreased $157 million. The decrease in operating income was primarily due to lower domestic cattle supplies and restrictions on imports of Canadian cattle resulting in lower plant utilization levels. Also, third quarter fiscal 2005 operating income was negatively impacted by higher live costs as compared to the same period last year. Additionally, sales and operating income were negatively impacted by $13 million and $14 million in net losses in the third quarter and nine months of fiscal 2005, respectively, as compared to $45 million and $28 million in net gains for the same periods last year, related to open mark-to-market futures positions from the Company’s commodity risk management activities related to its fixed price forward boxed beef sales.

TYSON FOODS, INC.

News Release

August 1, 2005

Pork (12.1% of Net Sales, (7.2)% of Total Operating Income – 3rd Quarter 2005)

(12.7% of Net Sales, 2.6% of Total Operating Income – Nine Months 2005)
•	Higher average sales prices in the first nine months were offset by higher live prices and legal settlement costs resulting in decreased operating margins.

Pork segment sales decreased by 2.1% and increased by 8.2% for the third quarter and nine months of fiscal 2005, respectively, compared to the same periods last year. Sales decreased in third quarter of fiscal 2005 primarily due to decreased sales volumes and lower average domestic sales prices.Sales increases for the nine months of fiscal 2005 resulted primarily from stronger demand for pork products, both domestically and internationally, as compared to the same periods last year. The increased demand resulted in higher average sales prices, partially offset by a decrease in volumes.

Excluding costs of $33 million related to a legal settlement involving the Company’s live swine operations, operating income decreased $20 million and $69 million in the third quarter and nine months of fiscal 2005, respectively, as compared to the same periods last year. The decreases in operating income for the nine months were primarily due to higher live prices and lower volumes, which more than offset the increase in average sales prices. Additionally, sales and operating income for the third quarter and nine months of fiscal 2005 were negatively impacted by $8 million in net losses related to open mark-to-market futures positions from the Company’s commodity risk management activities related to its fixed price forward boxed pork sales.

Prepared Foods (10.4% of Net Sales, 10.6% of Total Operating Income – 3rd Quarter 2005)

(10.9% of Net Sales, 10.4% of Total Operating Income – Nine Months 2005)

•	Higher average sales prices led to increased operating income in the Prepared Foods segment.

Prepared Foods segment operating income increased by $21 million in the third quarter as compared to the same period last year. Excluding plant closing related accruals of $3 million recorded in the nine months of fiscal 2005, and $27 million recorded in the nine months of fiscal 2004, operating income increased $3 million. The increase in operating income for the third quarter and nine months of fiscal 2005 was primarily due to an increase in average sales prices, offset partially by higher raw material prices. Sales decreased by 1.6% and increased by 1.0% for the third quarter and nine months of fiscal 2005, respectively, compared to the same periods last year. Sales decreased in the third quarter of fiscal 2005 primarily due to lower sales volumes, partially offset by higher average sales prices. Decreased sales volumes for the first nine months of fiscal 2005 were more than offset by higher averages sales prices.

TYSON FOODS, INC.

News Release

August 1, 2005

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004

Sales	$6,708	$6,634	$19,519	$19,292
Cost of Sales	6,182	6,084	18,208	17,863
	526	550	1,311	1,429
Selling, General and Administrative	220	226	688	642
Other Charges	43	1	48	40

Operating Income	263	323	575	747
Other (Income) Expenses:
Interest	56	67	172	208
Other	6	(2)	6	4
Income before Income Taxes	201	258	397	535

Provision for Income Taxes	70	97	142	198

Net Income	$131	$161	$255	$337

Weighted Average Shares Outstanding:
Class A Basic	243	243	243	243
Class B Basic	102	102	102	102
Diluted	358	358	357	357
Earnings Per Share:
Class A Basic	$0.39	$0.48	$0.76	$1.00
Class B Basic	$0.35	$0.43	$0.68	$0.90
Diluted	$0.36	$0.45	$0.71	$0.94
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.120	$0.120
Class B	$0.036	$0.036	$0.108	$0.108

Sales Growth	1.1%	4.8%	1.2%	7.3%
Margins: (Percent of Sales)
Gross Profit	7.8%	8.3%	6.7%	7.4%
Operating Income	3.9%	4.9%	2.9%	3.9%
Net Income	2.0%	2.4%	1.3%	1.7%
Effective Tax Rate	35.2%	37.8%	35.9%	37.1%

TYSON FOODS, INC.

News Release

August 1, 2005

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	(Unaudited) July 2, 2005	October 2, 2004
Assets
Current Assets:
Cash and cash equivalents	$32	$33
Accounts receivable, net	1,190	1,240
Inventories	2,022	2,063
Other current assets	115	196
Total Current Assets	3,359	3,532
Net Property, Plant and Equipment	3,972	3,964
Goodwill	2,529	2,558
Other Assets	506	410
Total Assets	$10,366	$10,464

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$302	$338
Trade accounts payable	896	945
Other current liabilities	1,182	1,010
Total Current Liabilities	2,380	2,293
Long-Term Debt	2,593	3,024
Deferred Income Taxes	691	695
Other Liabilities	174	160
Shareholders’ Equity	4,528	4,292
Total Liabilities and Shareholders’ Equity	$10,366	$10,464

TYSON FOODS, INC.

News Release

August 1, 2005

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	June 26,	July 2,	June 26,
	2005	2004	2005	2004
Cash Flows From Operating Activities:
Net income	$131	$161	$255	$337
Depreciation and amortization	126	121	377	359
Plant closing-related charges	8	(1)	12	28
Deferred income taxes and other	16	25	(12)	(11)
Net changes in working capital	183	(61)	289	77

Cash Provided by Operating Activities	464	245	921	790

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(163)	(115)	(395)	(346)
Proceeds from sale of assets	7	7	23	20
Investment in marketable securities	(8)	(89)	(42)	(89)
Net changes in other assets and liabilities	14	5	16	(16)

Cash Used for Investing Activities	(150)	(192)	(398)	(431)

Cash Flows From Financing Activities:
Net change in debt	(307)	(62)	(467)	(281)
Purchases of treasury shares	(9)	(11)	(36)	(49)
Dividends	(14)	(14)	(41)	(41)
Stock options exercised and other	11	15	16	37

Cash Used for Financing Activities	(319)	(72)	(528)	(334)

Effect of Exchange Rate Change on Cash	2	-	4	1

Increase (Decrease) in Cash and Cash Equivalents	(3)	(19)	(1)	26

Cash and Cash Equivalents at Beginning of Period	35	70	33	25

Cash and Cash Equivalents at End of Period	$32	$51	$32	$51

TYSON FOODS, INC.

News Release

August 1, 2005

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef and pork and the second-largest food company in the Fortune 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. Tyson has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern today. To listen live via telephone, call 888-390-5357. A pass code and the leader’s name will be required to join the call. The pass code is Tyson Foods and the leader’s name is Louis Gottsponer. International callers dial 517-308-9001. The call also will be webcast live on the Internet at http://ir.tysonfoodsinc.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tysonfoodsinc.com. A telephone replay will be available until September 1 at 6 p.m. Eastern at 866-454-2130. International callers dial 203-369-1246.

Forward-Looking Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, including forward-looking statements such as statements related to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) outbreak of a livestock disease which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, or the Company’s ability to access certain markets; (vi) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vii) changes in the availability and relative costs of labor and contract growers; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) adverse results from litigation; (x) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xi) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xii) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xiii) effectiveness of advertising and marketing programs; and (xiv) the effect of, or changes in, general economic conditions.